Exhibit 4.5

            EMPLOYEE BASE STOCK OPTION AGREEMENT



          AGREEMENT dated as of October 2, 1995, by and between InnoTech, Inc., a Delaware corporation, with principal offices located at 5568 Airport Road, Roanoke, Virginia 24012 (the "Company"), and _____________________
_____________________________ (the "Optionee").


                    W I T N E S S E T H:


          WHEREAS, on August 15, 1995, the Board of
Directors of the Company authorized the grant to the Optionee of an option to purchase _______________ shares of common stock of the Company, $.001 par value (the "Common
Stock"), conditioned upon the Optionee's acceptance thereof upon the terms and conditions set forth in this Agreement;
and

          WHEREAS, the Optionee desires to acquire said option on the terms and conditions set forth in this Agreement.

          NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, and for other good and valuable consideration, the parties hereto hereby agree as follows:

          1. The Company hereby grants to the Optionee an option to purchase up to ___________ shares of Common Stock at a purchase price of $0.01 per share, subject to adjustment in the manner set forth in Section 11 hereof and to the other terms and conditions set forth herein.

          2. (i) Subject to clause (ii) of this Section and to Section 11(ii) hereof, options to purchase ______ shares of Common Stock shall be exercisable commencing on August 23, 1995, options to purchase ______ shares of Common Stock shall be exercisable commencing on October 2, 1995, and options to purchase ____ shares of Common Stock shall be exercisable commencing on each of October 2, 1996, October 2, 1997, October 2, 1998, October 2, 1999 and October 2, 2000. Subject to clause (ii) of this Section, Section 9 and
Section 11(ii) hereof, all options granted hereunder shall terminate on August 23, 2005.

               (ii) Notwithstanding the provisions of clause
(i), this option shall become immediately exercisable upon the first to occur of the Change in Control Date, or the date the Optionee's employment with the Company or a direct or indirect majority-owned subsidiary corporation of the Company (a "Subsidiary") shall terminate for any reason other than a termination due to Optionees committing a fraud against the Company or a Subsidiary. For purposes hereof, the Change in Control Date shall mean the date of the first to occur of a Liquidation or a Sale. A "Liquidation" shall occur upon the voluntary or involuntary liquidation, dissolution or winding-up of the Company. A "Sale" shall occur, in any single transaction or series of related transactions, upon (A) a sale, abandonment, transfer, lease or disposition of all or substantially all of the properties and assets of the Company (other than to any wholly-owned subsidiary of the Company) followed by a liquidation distribution, (B) a sale, transfer or other disposition by the Company's shareholders of Company securities representing in excess of 50% of the Common Stock equivalent voting rights of the Company (on a fully-diluted basis) or
(C) a merger or consolidation of the Company with or into any other entity or entities (other than a merger of the Company with and into a wholly-owned subsidiary of the Company with no change in the beneficial ownership of the Company).

          3. Except as provided in Section 9 hereof, this option may not be exercised unless the Optionee is in the employ of the Company or a Subsidiary at the time of such exercise and shall have been such an employee continuously since the date of grant of this option.

          4. This option shall not be deemed an "Incentive Stock Option" under the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, the Optionee acknowledges that, under existing laws and regulations, exercise of the option may be a taxable event under the Code. In such event, the Optionee will be subject to a withholding tax on the difference between the purchase price of the shares received from the Company and their fair market value on the date of exercise. Any such tax shall be paid to the Company by the Optionee within two days of receipt of a notice from the Company containing the amount thereof.

          5. Subject to the terms and conditions set forth herein, the Optionee may exercise this option at any time as to all or any of the shares of Common Stock then purchasable in accordance with Sections 2 and 3 hereof by delivering to the Company written notice specifying:

               (i)    The number of whole shares of Common
     Stock to be purchased together with payment in full of the aggregate exercise price of such shares, provided that this option may not be exercised for fewer than one hundred (100) shares of Common Stock or the number of shares of Common Stock remaining subject to this option, whichever is smaller;

               (ii)  The address to which dividends,
     notices, reports, etc. are to be sent; and

               (iii)   The Optionee's social security
     number.

Only one stock certificate will be issued unless the Optionee otherwise requests in writing.

          6. The exercise price of the shares of Common Stock as to which the option is exercised shall be paid in full in U.S. dollars, in cash, or by certified or bank cashier's check payable to the order of the Company, free from all collection charges. The exercise price for the shares of Common Stock covered by this option may also be paid in shares of Common Stock owned by the Optionee having a market value on the date of exercise equal to the aggregate exercise price, or in a combination of cash and Common Stock. In addition to the foregoing methods of payment in respect of the exercise of the option, the exercise price of this option may also be paid by delivery to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell a sufficient portion of the shares of Common Stock underlying the option and deliver the sale proceeds directly to the Company in payment of the exercise price. For purposes of this option, the market value per share of Common Stock shall be the last sale price regular way on the date of reference, or, in case no sale takes place on such date, the average of the closing bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if the Common Stock is not listed or admitted to trading on any national securities exchange, the last sale price reported on the NASDAQ Stock Market on such date, or the average of the closing bid and asked prices of the Common Stock as reported thereon on the date in reference, whichever is applicable, or if there are no such prices reported on the NASDAQ Stock Market on such date, as furnished to the Company by any New York Stock Exchange member selected from time to time by the Company for such purpose. If there is no bid or asked price reported on any such date, the market value shall be determined by the Company in good faith. The Optionee shall not be entitled to any rights as a stockholder of the Company in respect of any shares of Common Stock covered by this option until such shares of Common Stock shall have been paid in full and issued to the Optionee.

          7. As soon as practicable after the Company receives and collects payment for shares of Common Stock covered by this option, it shall deliver a certificate or certificates representing the shares of Common Stock so purchased to the Optionee.

          8. This option is personal to the Optionee and during the Optionee's lifetime may be exercised only by the Optionee. This option and the rights and privileges conferred hereby may not be transferred, assigned, pledged or hypothecated in any way and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this option or any right or privilege conferred hereby contrary to the provisions hereof, or upon the levy of any attachment or similar process on the rights and privileges conferred hereby, this option and the rights and privileges conferred hereby shall immediately become null and void.

          9. In the event that the Optionee's employment as an employee of the Company and, if applicable, each Subsidiary (hereinafter the "Optionee's employment") is terminated prior to the time that this option has been fully exercised, this option shall be exercisable, as to any remaining shares of Common Stock subject hereto, as follows:

               (i)  If the Optionee's employment is
     terminated because the Optionee committed a fraud against the Company or a Subsidiary, this option and any unexercised portion thereof shall terminate and shall cease to be exercisable.

               (ii)  If the Optionee's employment is
     terminated for any reason other than because the Optionee committed a fraud against the Company or a Subsidiary (including, without limitation, by reason of Optionee's voluntary resignation), this option and any unexercised portion thereof shall terminate except to the extent such option is exercised by the Optionee, his legal representative or the executor or administrator of his estate, as the case may be, within twelve (12) months after the date of such termination of his employment.

Notwithstanding any other provisions of this Section 9 to the contrary, this option shall in no event be exercisable after the date of termination of such option specified in
Section 2 hereof.

          10. This option does not confer on the Optionee any right to continue in the employ of the Company or any Subsidiary or interfere in any way with the right of the Company or any Subsidiary to determine the terms of the Optionee's employment.

          11.  (i)  In the event of a reorganization,
recapitalization, stock split, reverse stock split, stock dividend, combination of shares or any other similar change in the corporate structure or shares of the Company, the number of shares covered by any unexercised portion of this option and the related purchase price per share shall be adjusted proportionately.

               (ii) Notwithstanding anything in Sections 6 and 7 to the contrary, in the event of a Sale, the Optionee shall, upon the consummation thereof, automatically receive a payment equal to the excess, if any, of the Sale consideration receivable by the holder of a share of Common
Stock in such a Sale (the "Sale Consideration") over the exercise price hereof, for each share of Common Stock the Optionee shall then be entitled to acquire hereunder. The value of the Sale Consideration receivable by the holder of a share of Common Stock, if it shall be other than cash, shall be determined, in good faith, by the Board of Directors of the Company. Upon payment to the Optionee of the Sale Consideration, the Optionee shall have no further rights in connection with the option granted hereunder, and this Agreement shall be terminated.

          12. Anything in this Agreement to the contrary notwithstanding, the Optionee hereby agrees that he shall not sell, transfer by any means or otherwise dispose of the shares of Common Stock acquired by him without registration under the Securities Act of 1933, as amended (the "Act"), and any applicable state securities laws unless (a) exemptions from the Act and any such state securities laws are available thereunder, and (b) the Optionee has furnished the Company with notice of such proposed transfer and the Company's legal counsel, in its reasonable opinion, shall deem such proposed transfer to be so exempt.

          13. Any notice, demand, request or consent to be given or served in connection herewith shall be in writing and shall be deemed to have been given and received by the respective parties designated therein on the day on which delivered by messenger to the receiving party at the address set forth herein (or at such other address as such party shall specify to the other parties in writing pursuant to this Section) or, if sent by certified or registered mail, postage prepaid, return receipt requested, on the second day after the day on which mailed to such party at such address.

          14. (i) This Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware applicable to agreements made and to be entirely performed within such State.

               (ii)  Subject to the provisions of Section 8
hereof, this Agreement shall be binding upon and inure to the benefit of each party hereto and to the extent not prohibited herein, their respective heirs, successors, assigns and representatives.

               (iii)  This Agreement may be executed in two
or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

               (iv)  This Agreement may not be amended,
except pursuant to a written instrument signed by each of the parties hereto. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

          15.  The Company and the Optionee hereby
acknowledge and agree that the issuance of the option pursuant to this Agreement (including the shares of Common Stock underlying the option) constitute an exempt offer and sale pursuant to Rule 701 promulgated under the Act, and that for purposes of said Rule this Agreement constitutes a written contract relating to the compensation of the Optionee (as defined in Rule 701(b)(1)(ii)). In connection with the foregoing, the Company agrees to make any filings and/or to take any other actions which are required in order to comply with the exemption provided by Rule 701.

          IN WITNESS WHEREOF, this Base Stock Option
Agreement has been executed by the parties hereto as of the date first set forth above.

                              INNOTECH, INC.



                              By:_______________________
                                 Name:
                                 Title:

                              OPTIONEE:



                              _____________________________